MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT






The Partners
Montgomery Partnership:

We have audited the accompanying statements of income, changes in partners' capital, and cash flows of the Montgomery Partnership (the Partnership) for the year ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Partnership is expected to be terminated in 2002, as the marine vessel in the Partnership has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Montgomery Partnership for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. The accompanying 2001 and 2000 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




/s/ KPMG LLP

SAN FRANCISCO, CALIFORNIA
June 9, 2000





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                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                                  BALANCE SHEET
                                DECEMBER 31, 2000
                            (IN THOUSANDS OF DOLLARS)



                                                                              2001                2000
ASSETS                                                                     (unaudited)          (unaudited)
                                                                        ---------------------------------------

Accounts receivable                                                     $             --     $             --
                                                                        ---------------------------------------
      Total assets                                                      $             --     $             --
                                                                        =======================================


LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
Accounts payable and accrued expenses                                   $             --    $              --
Due to affiliates                                                                     --                   --
                                                                        ---------------------------------------
  Total liabilities                                                                   --                   --

Partners' capital (deficit):
Limited partners                                                                     194                  194
General partner                                                                     (194 )               (194 )
                                                                        ---------------------------------------
  Total partners' capital                                                             --                   --
                                                                        ---------------------------------------

      Total liabilities and partners' capital                           $             --    $              --
                                                                        =======================================























      See accompanying auditors' report and notes to financial statements.






                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                           2001          2000            1999
                                                                         (unaudited)    (unaudited)
                                                                        ------------------------------------------------
REVENUES

Lease revenue                                                           $      --     $        (3)   $    2,106
Interest and other income                                                      --             240            11
Gain on disposition of the marine vessel                                       --              --         3,812
                                                                        ---------------------------------------------
    Total revenues                                                             --             237         5,929
                                                                        ---------------------------------------------

EXPENSES

Depreciation expense                                                           --              --           702
Marine operating expense                                                       68              12         1,135
Repairs and maintenance                                                        --             (53)          251
Insurance expense                                                              --             (19)          173
Management fees to affiliate                                                   --              --           105
Administrative expenses to affiliate                                           --              10            21
Administrative expenses and other                                              --              16            32
                                                                        ---------------------------------------------
    Total expenses                                                             68             (34)        2,419
                                                                        ---------------------------------------------

Net income (loss)                                                       $     (68 )   $       271    $    3,510
                                                                        =============================================























      See accompanying auditors' reports and notes to financial statements.



                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                            (IN THOUSANDS OF DOLLARS)


                                                                            Limited        General
                                                                           Partners        Partner         Total
                                                                         --------------------------------------------

  Partners' capital (deficit) as of December 31, 1998 (unaudited)         $    3,875       $  (157)     $     3,718

Net income                                                                     3,475            35            3,510

Cash distribution                                                             (7,419)          (75)          (7,494)
                                                                          -------------------------------------------

  Partners' deficit as of December 31, 1999                                      (69)         (197)            (266)

Net income (unaudited)                                                           268             3              271

Cash distribution  (unaudited)                                                    (5)           --               (5)
                                                                          -------------------------------------------

  Partners' capital (deficit) as of December 31, 2000 (unaudited)                194          (194)              --

Net loss (unaudited)                                                             (67)           (1)             (68)

Cash contribution (unaudited)                                                     67             1               68
                                                                          -------------------------------------------

  Partners' capital (deficit) as of December 31, 2001 (unaudited)         $      194       $  (194)     $        --
                                                                          ===========================================
























      See accompanying auditors' reports and notes to financial statements.

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                   2000          1999            1999
                                                               (unaudited)
                                                               ---------------------------------------------

OPERATING ACTIVITIEs

Net income (loss)                                              $     (68)    $      271    $        3,510
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation                                                        --             --               702
  Gain on disposition of the marine vessel                            --             --            (3,812)
  Changes in operating assets and liabilities:
    Accounts receivable                                               --             30                70
    Prepaid expenses                                                  --             --                27
    Accounts payable and accrued expenses                             --           (290)             (114)
    Due to affiliates                                                 --             (6)               (2)
    Reserve for repairs                                               --             --              (500)
                                                               --------------------------------------------
      Net cash provided by (used in) operating activities            (68)             5              (119)
                                                               --------------------------------------------


INVESTING ACTIVITIES
Proceeds from disposition of vessel                                   --             --             7,613
                                                               --------------------------------------------
      Net cash provided by investing activities                       --             --             7,613
                                                               --------------------------------------------

FINANCING ACTIVITIES

Cash (distributions) contributions - limited partners                 67             (5)           (7,419)
Cash (distributions) contributions - General Partner                   1             (5)              (75)
                                                               --------------------------------------------
      Net cash provided by (used in) financing activities             68             (5)           (7,494)
                                                               --------------------------------------------

Net change in cash and cash equivalents                               --             --                --
Cash and cash equivalents at beginning of year                        --             --                --
                                                               --------------------------------------------
Cash and cash equivalents at end of year                       $      --     $       --    $           --
                                                               ============================================















      See accompanying auditors' reports and notes to financial statements.

                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

Montgomery Partnership, a California limited partnership (the Partnership), was formed during December 1990. The Partnership was formed for the purpose of purchasing a bulk-carrier marine vessel and commenced significant operations in January 1991. The Partnership had neither employees nor operations other than the operation of the marine vessel. The Partnership is owned 99% by the limited partners and 1% by the General Partner. The Partnership has two limited partners; PLM Equipment Growth Fund IV (EGF IV) and PLM Equipment Growth Fund V (EGF V), (the Limited Partners). The Limited Partnership is owned 50% by EGF IV and 50% by EGF V. The General Partner is the Montgomery Corporation (MC) which is owned by EGF IV and EGF V.

PLM Financial Services Inc. (FSI) is the General Partner of EGF IV and EGF V. FSI is a wholly owned subsidiary of PLM International, Inc.

The Partnership is expected to be terminated during 2002 as the marine vessel in the Partnership was sold in December 1999.

These accompanying financial statements had been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This required management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the years ended December 31, 2001 and 2000 are unaudited.

     OPERATIONS

The marine vessel in the Partnership was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly owned subsidiary of PLM Financial Services Inc. (FSI). IMI received a monthly management fee from the Partnership for managing the marine vessel (Note 2). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs, and is the general partner of other limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations was distributed to the partners, accordingly, the Partnership had no cash balance at December 31, 2001 and 2000.

     ACCOUNTING FOR LEASES

The marine vessel in the Partnership was leased under operating leases. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". Lease origination costs were capitalized and amortized equally over 36 months.








                             MONTGOMERY PARTNERSHIP
                             (A LIMITED PARTNERSHIP)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


      DEPRECIATION

Depreciation on the marine vessel was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changed to straight-line when annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.8 million, that were paid to FSI, were capitalized as part of the cost of the equipment. Major expenditures that were expected to extend the marine vessel's useful life or reduce future equipment operating expenses were capitalized and amortized over the estimated remaining life of the marine vessel.

     MARINE VESSEL

In accordance with the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the Partnership's marine vessel at least quarterly, and whenever circumstances indicated that the carrying value of this asset may not be recoverable in relation to expected future market conditions, for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and the fair market value of the marine vessel was less than the carrying value of the marine vessel, a loss on revaluation would have been recorded. No reduction to the carrying value of the marine vessel was required during 2001, 2000, or 1999.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the marine vessel were the obligation of the Partnership. Costs associated with marine vessel drydocking were estimated and accrued ratably over the period prior to such drydocking.

     NET INCOME (LOSS) AND CASH DISTRIBUTIONS TO LIMITED PARTNERS

The net income (loss) and cash distributions of the Partnership are generally allocated 99% to the limited partners and 1% to the General Partner. The net income (loss) and cash distributions are allocated to the limited partners based on their percentage of ownership in the Partnership. The limited partners 99% share of net income (loss) and cash distributions are allocated 50% to EGF IV and 50% to EGF V.

Cash Distributions Were Recorded When Paid.

     Comprehensive Income (Loss)

The Partnership's net income (loss) was equal to comprehensive income (loss) for the years ended December 31, 2001, 2000, and 1999.

2.   General Partner


MC contributed $100 of the Partnership's initial capital. MC was owned by two shareholders, EGF IV owned 50% and EGF V owned 50%. Dividends were paid to the shareholders annually, when declared, based on the percentage of ownership each shareholder owns.






                             Montgomery Partnership
                             (A Limited Partnership)
                          Notes to Financial Statements
                                December 31, 2001

3.   Transactions With Affiliates

Under the equipment management agreement, IMI receives a monthly management fee attributable to owned equipment equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Partnership's management fee expense to affiliate was $0, $0 and $0.1 million during 2001, 2000, and 1999, respectively. The Partnership reimbursed FSI $0, $10,000 and $21,000, during 2001, 2000 and 1999, respectively, for data processing and administrative expenses directly attributable to the Partnership.

4.   Marine Vessel On Lease

During 1999, the Partnership sold the marine vessel with net book value of $3.8 million for proceeds of $7.6 million.

The Partnership's marine vessel was leased to operators of utilization-type leasing pools that included equipment owned by unaffiliated parties. In such instances, revenues earned by the Partnership consist of a specified percentage of the total revenues generated by leasing the pooled equipment to sublessees after deducting certain direct operating expenses of the pooled equipment.

The marine vessel lease was being accounted for as an operating lease. There are no future minimum rentals under non-cancelable leases at December 31, 2001. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $0, $0 and $2.1 million in 2001, 2000 and 1999, respectively.

5.   Geographic Information

The Partnership's marine vessel was leased to multiple lessees in different regions that operated worldwide.

6.   Income Taxes

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

As of December 31, 2001, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

7.   Concentrations of Credit Risk

Financial   instruments,   which   potentially   subject  the   Partnership   to
concentrations of credit risk, consist principally of lease receivables.

No single lessee accounted for more than 10% of the consolidated revenues for the years ended December 31, 2001, 2000 or 1999. CO. TBN by Messrs. Apex Marine, New York purchased the marine vessel from the Partnership and the gain from the sale accounted for 64% of total consolidated revenues during 1999.

As of December 31, 2001, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.